Exhibit 99.1

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP SELLS $1.1 BILLION OF SENIOR NOTES

INDIANAPOLIS, August 10, 2015 — Simon, a leading global retail real estate company, announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has agreed to sell $500 million principal amount of its 2.50% senior notes due September 1, 2020, and $600 million principal amount of its 3.50% senior notes due September 1, 2025.  Combined, the new issues of senior notes have a weighted average term of 7.8 years and a weighted average coupon rate of 3.05%. This offering is expected to close on August 17, 2015, subject to customary closing conditions.

The Operating Partnership intends to use the net proceeds of this offering to fund the redemption of all $366.6 million outstanding principal amount of its 5.75% notes due 2015, and for general corporate purposes.

Citigroup Global Markets Inc., RBC Capital Markets, LLC and UBS Securities LLC are serving as joint book-running managers of the public offering, which is being conducted under the Operating Partnership’s shelf registration statement filed with the Securities and Exchange Commission.  Any offer of securities will be made by means of the prospectus supplement and accompanying prospectus.

When available, copies of the prospectus supplement and accompanying prospectus can be obtained by contacting:  Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: (800) 831-9146; RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Debt Capital Markets or by calling (866) 375-6829 or by emailing usdebtcapitalmarkets@rbccm.com; or UBS Securities LLC, Attention:  Prospectus Department, 1285 Avenue of the Americas, New York, New York 10019, Telephone: (888) 827-7275.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This press release contains forward-looking statements regarding the offering of senior notes. These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially from projections. Readers should carefully review the Operating Partnership’s financial statements and notes thereto, as well as the risk factors described in its most recent annual and quarterly periodic reports and other reports filed from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and the Operating Partnership assumes no obligation to revise or update them to reflect future events or circumstances.

About Simon

Simon is a global leader in retail real estate ownership, management and development and a S&P100 company (Simon Property Group, NYSE: SPG). Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales.